UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2025

Astrotech Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34426	91-1273737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1817 West Braker Lane, Suite 400, Austin, Texas		78758
(Address of Principal Executive Offices)		(Zip Code)

(512) 485-9530

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ASTC	NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

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Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction Bonus Plan

On November 5, 2025, the Board of Directors (the “Board”) of Astrotech Corporation (the “Company”) and the Compensation Committee of the Board (the “Committee”) approved and adopted a transaction bonus plan (the “Transaction Bonus Plan”). Pursuant to the Transaction Bonus Plan, the Company will establish a bonus pool (the “Bonus Pool”), the size of which will be an amount equal to a percentage of the net proceeds received by the Company or the Company’s stockholders in connection with a “qualifying transaction” (as defined in the Transaction Bonus Plan), as determined by the administrator, as follows: (i) 10% of the first $50 million of net proceeds, plus (ii) 5% of the amount of net proceeds between $50 million and $100 million, plus (iii) two percent (2%) of the amount of net proceeds in excess of $100 million. No Bonus Pool will be established under the Transaction Bonus Plan unless the amount of the net proceeds in connection with a qualifying transaction equals or exceeds $30 million. Certain key employees of the Company who are designated as participants, such as certain employees, contractors, or outside directors that have been selected by the administrator, will be eligible to be paid a bonus or bonuses based on individual allocations of the Bonus Pool. Payments will be made to each participant who is actively providing services to the Company or its affiliates on the closing date of a qualifying transaction, subject to certain exceptions. Such participant’s applicable bonus will be paid on or within 30 days following the closing date of the qualifying transaction in cash in a single lump sum.

A participant’s eligibility for a transaction bonus shall cease and be forfeited (a) upon the participant’s termination for any reason, other than a “qualifying termination”, or (b) if the participant fails to timely return a release. If a participant incurs a “qualifying termination”, then such participant shall remain eligible to receive a transaction bonus, provided that such qualifying transaction is completed and such transaction closes within the 6 months following such participant’s termination.

The term of the Transaction Bonus Plan commences on November 5, 2025 (the “Plan Effective Date”) and will remain in effect until the date that is the earlier of (i) 5 years following the Plan Effective Date, or (ii) it is terminated in accordance with the terms of the Transaction Bonus Plan.

The foregoing description of the Transaction Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Bonus Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Chief Financial Officer Separation Agreement

As previously disclosed, on October 17, 2025, Jennifer Canas tendered her resignation as the Chief Financial Officer, Treasurer and Secretary of the Company, effective as of such date. On November 10, 2025, in connection with her resignation, the Company and Ms. Canas entered into a Settlement and Release Agreement (the “Separation Agreement”), pursuant to which Ms. Canas is entitled to receive certain separation benefits, including a cash separation payment of $122,795.25, less applicable withholdings for taxes and any other items as to which a withholding obligation may exist. The Company also agreed to pay premiums for extended health insurance coverage under COBRA through April 30, 2026 for Ms. Canas and her eligible dependents, or until Ms. Canas becomes eligible for other group health coverage, whichever occurs first.

In consideration for the separation benefits provided in the Separation Agreement, Ms. Canas agreed to, among other things, a general release of claims in favor of the Company and to comply with certain customary restrictive covenants with respect to operations of the Company following her resignation. Ms. Canas has seven calendar days following the execution of the Separation Agreement to revoke her acceptance of the Separation Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified by reference to the Separation Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its subsequent periodic report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Astrotech Corporation Transaction Bonus Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2025	Astrotech Corporation

	By:	/s/ Thomas B. Pickens III
Name: Thomas B. Pickens III
Chief Executive Officer, Chief Technology Officer and Chairman of the Board